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                                  Exhibit 99.5

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

                                     BETWEEN

                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

                                       AND

                               RELATED CHARTER, LP



                  This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "AGREEMENT") dated as of September 13, 2001, but effective as of October 1, 2001, between CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY (the "COMPANY"), a Delaware business trust, and RELATED CHARTER, LP (the "ASSET MANAGER"), a Delaware limited partnership.

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Company is a Delaware business trust created in accordance with applicable provisions of the Delaware Trust Act, 12 Del. C.Sections.3801 ET. SEQ., as amended from time to time (the "TRUST ACT"); and

                  WHEREAS, the purposes of the Company are, as determined from time to time by the board of trustees (the "BOARD OF TRUSTEES") of the Company, to engage in any lawful business or activity for which a business trust may be created under the Trust Act; and

                  WHEREAS, the Company and the Asset Manager entered into an initial management agreement dated October 1, 1997 ("ORIGINAL AGREEMENT"); and

                  WHEREAS, the Company desires to continue to avail itself of the experience, sources of information, advice and assistance of the Asset Manager and to have the Asset Manager undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Trustees, as provided herein; and

                  WHEREAS, all capitalized terms used herein, and not otherwise defined in Article 10, shall have the meanings ascribed to them in the Company's Trust Agreement; and

                  WHEREAS, the Asset Manager is willing to continue to render such services, subject to the supervision of the Board of Trustees, on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that the Original Agreement is hereby amended and restated as follows:

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                  1 DUTIES OF ASSET MANAGER. The Company hereby retains the
Asset Manager as the asset manager of the Company to perform the services hereinafter set forth, and the Asset Manager hereby accepts such appointment, subject to the terms and conditions hereinafter set forth. In the performance of this undertaking, subject to the supervision of the Board of Trustees and consistent with the provisions of the Trust Agreement and duly adopted resolutions of the Board of Trustees, the Asset Manager shall:

                    (i) obtain for the Company, furnish and/or supervise the services necessary to perform any ministerial functions in connection with the management of the day-to-day operations of the Company;

                    (ii) obtain for the Company such other services as may be required in disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, and handling, prosecuting and settling any claims of the Company;

                    (iii) prepare, or cause to be prepared, statements and other relevant information for distribution to Shareholders including annual and quarterly reports and any filings required by regulatory authorities;

                    (iv) monitor operations and expenses of the Company;

                    (v) from time to time, or as requested by the Board of Trustees, make reports to the Company as to its performance of the foregoing services;

                    (vi) perform any other powers of the Board of Trustees which are set forth in the Trust Agreement which may be delegated to it by the Board of Trustees from time to time; and

                    (vii) do all things necessary to assure its ability to render the services contemplated herein.

                  1 FIDUCIARY RELATIONSHIP. The Asset Manager, as a result of its relationship with the Company pursuant to this Agreement, stands in a fiduciary relationship with the Shareholders of the Company.

                  2 NO PARTNERSHIP OR JOINT VENTURE. Except for the limited purposes described in Section 17, the Company and the Asset Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

                  3 RECORDS. At all times, the Asset Manager shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Company at any time during the ordinary business hours of the Asset Manager.

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                  4 LIMITATIONS. Anything else in this Agreement to the contrary notwithstanding, the Asset Manager shall refrain from any action which, in its sole judgment made in good faith, or, in the judgment of the Board of Trustees, provided that the Board of Trustees give the Asset Manager written notice to such effect, would (a) cause the Company to be classified as (i) an "investment company" for purposes of the Investment Company Act of 1940, as amended, or (ii) other than a partnership for purposes of the Code; (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, (c) be prohibited by the Company's Trust Agreement; or (d) cause the Company to be classified as a "publicly traded partnership" for purposes of the Code.

                  5 BANK ACCOUNTS. The Asset Manager may establish and maintain one or more bank accounts in the name of the Company or in its own name as agent for the Company and may collect and deposit in and disburse from any such account, any money on behalf of the Company, under such terms and conditions as the Board of Trustees may approve, provided that no funds in such account shall be commingled with funds of the Asset Manager. From time to time and upon appropriate request, the Asset Manager shall render appropriate accounting of such collections and payments to the Board of Trustees and the auditors of the Company.

                  6 BOND. If required by the Board of Trustees, the Asset Manager will maintain a fidelity bond with a responsible surety company in such amounts as may be required by the Board of Trustees, covering all partners thereof together with employees and agents of the Asset Manager handling funds of the Company and investment documents or records pertaining to investments of the Company. Such bonds shall inure to the benefit of the Company in respect of losses from acts of such partners, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premiums on such bonds shall be paid by the Company.

                  7 INFORMATION FURNISHED ASSET MANAGER. The Board of Trustees shall, at all times, keep the Asset Manager fully informed with regard to the investment policy of the Company, including any specific types of mortgage investments, mortgage securities and other investments desired, and any criteria or conditions established by the Board of Trustees as to whether the Company will make a particular investment, the capitalization policy of the Company (including the policy with regard to the incurrence of indebtedness by the Company) and their intentions as to the future operations of the Company. In particular, the Board of Trustees shall notify the Asset Manager promptly of their intention to either sell or otherwise dispose of any of the Company's investments, to make any new investment, to incur any indebtedness or to issue any additional Shares.

                  8 CONSULTATION AND ADVICE. In addition to the services described above, the Asset Manager shall consult with the Board of Trustees and shall, at the request of the Board of Trustees of the Company, furnish advice and recommendations with respect to other aspects of the business and affairs of the Company.

                  9 DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

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                  (i) "ACQUISITION EXPENSES" shall mean expenses related to the
Company's selection of, and investment in, Company Investments, whether or not acquired or made, including but not limited to advertising costs, brokerage fees, environmental, engineering and other due diligence expenses, legal fees and expenses, travel and communications expenses, cost of appraisals, accounting fees and expenses, title insurance and miscellaneous other expenses.

                  (ii) "AFFILIATED PROGRAMS" shall mean any publicly offered Entity which is sponsored by an Affiliate of Related Charter, LP.

                  (iii) "TRUST AGREEMENT" shall mean the Amended and Restated Trust Agreement of the Company dated as of September 30, 1997, as amended and/or restated from time to time.

                  10 FEES AND OTHER COMPENSATION OF THE ASSET MANAGER. The Asset Manager or its designees shall be entitled to receive from the Company (except those payable by others as noted below) the following fees and other compensation:

                  (i) SPECIAL DISTRIBUTIONS. The Asset Manager, in its capacity as Tax Matters Partner of the Company pursuant to Section 17, shall receive a special distribution equal to 0.375% per annum of the Total Invested Assets of the Company and its subsidiaries. Special Distributions shall be payable by the Company whenever Distributions are made to Shareholders pursuant to the Trust Agreement.

                  (ii) MONEY MARKET FEES. If funds of the Company are temporarily invested in money market funds sponsored by the Asset Manager or its Affiliates they shall be entitled to receive the fees customarily charged by such money market funds to unaffiliated third parties making similar investments therein.

                  (iii) OTHER COMPENSATION. The Asset Manager or its Affiliates may provide financial guarantees (i) to the Company to facilitate leveraging by the Company, for which they shall be entitled to receive market rate fees from the Company and (ii) to the owners (or partners of the owners) of the Underlying Properties, for which they shall be entitled to receive market rate fees from the beneficiary of such financial guarantees.

                  (iv) MISCELLANEOUS SERVICES TO THE COMPANY AND THIRD PARTIES. Nothing in this Agreement shall limit the Asset Manager or its Affiliates' right to provide services to the Company, to borrowers or owners of Underlying Properties or to other third parties, provided the fee charged for such services is not in excess of the competitive rate in the market.

                  11 STATEMENTS. Prior to the payment of any fees payable by the Company hereunder or reimbursements payable by the Company to the Asset Manager, the Asset Manager shall furnish to the Company a statement showing the computation of the fees or reimbursements, if any, payable under Section 11 or
Section 14(b).

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                  12 INCENTIVE SHARE OPTIONS. Subject to the provisions of the
Trust Agreement, the Asset Manager and its partners, officers and employees may receive options to acquire Shares pursuant to the Company's Incentive Share Option Plan only if the Company's distributions in any year exceed $0.9517 per Share, and the Compensation Committee of the Board of Trustees determines to grant such options.

                  13 EXPENSES OF THE COMPANY. (a) The Company shall pay all of its expenses. Without limiting the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be borne by the Asset Manager unless such expense is a fee or other service for which the Asset Manager is otherwise receiving a fee from the Company:

                    (i) the cost of money borrowed by the Company;

                    (ii) all taxes applicable to the Company including, without limitation, taxes on income and on assessments of real property;

                    (iii) fees and expenses paid to independent contractors, unaffiliated mortgage servicers, consultants, managers and other agents employed by or on behalf of the Company;

                    (iv) Acquisition Expenses and expenses directly connected with the ownership and disposition of investments or other property, and with the investment in or purchase of Company Investments (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

                    (v) expenses of maintaining and managing real estate equity interests, processing and servicing mortgage and other loans and managing the Company's other investments;

                    (vi) insurance coverage in connection with the business of the Company (including officers' and trustees' liability insurance);

                    (vii) the expenses of dissolving and liquidating the Company or revising, amending or modifying its organizational documents;

                    (viii) expenses connected with payments of dividends or interest or distribution in cash or any other form made or caused to be made by the Board of Trustees to Shareholders;

                    (ix) all expenses connected with communications to Shareholders and other bookkeeping and clerical work necessary in maintaining relations with the Shareholders, including the cost of printing and mailing certificates for securities, proxy solicitation materials and reports to holders of the Company's securities;

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                    (x) the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company;

                    (xi) transfer agent's and registrar's fees and charges; and

                    (xii) other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any litigation in which the Company is involved and in the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Company.

                  (b) Subject to Section 15, the Company shall reimburse the Asset Manager and its Affiliates for (i) the actual costs to the Asset Manager or its Affiliates of goods, materials and services used for and by the Company obtained from unaffiliated parties; (ii) administrative services necessary to the operation of the Company; (iii) the costs of personnel employed by the Asset Manager and directly involved in the organization and business of the Company (including persons who may be employees or officers of the Asset Manager and its Affiliates) and for legal, accounting, transfer agent, reinvestment and redemption plan administration, data processing, duplicating and investor communications services performed by employees or officers of the Asset Manager and its Affiliates which could be performed directly for the Company by independent parties and (iv) any travel expenses incurred in connection with the services provided hereunder and for advertising expenses incurred by the Asset Manager in seeking any investments or seeking the disposition of any investments held by the Company. The amounts charged to the Company for services performed shall not exceed the lesser of (a) the actual cost of such services, or (b) the amount which the Company would be required to pay to independent parties for comparable services.

                  14 LIMITATIONS ON REIMBURSEMENTS. The amounts reimbursed to the Asset Manager pursuant to Section 14(b), together with the amounts reimbursed to Charter Mac Corporation (the "Corporation") under the management agreement between the Company and the Corporation, shall not exceed $432,365 per annum, subject to (i) annual increases following the first anniversary of the date hereof and each year thereafter based upon increases in the Consumer Price Index for All Urban Consumers, N.Y., N.Y. -Northeastern N.J. (Base Year 1982-1984 = 100) specified for "All Items" as issued by the Bureau of Labor Statistics, U.S. Department of Labor (or comparable substitute index) and (ii) proportionate increase as the Company's assets increase based upon the amount of the Company's Total Invested Assets from time to time.

                  15 OTHER ACTIVITIES OF ASSET MANAGER. (a) Nothing in this Agreement shall prevent the Asset Manager or any of its Affiliates from engaging in other business activities related to tax-exempt bonds, real estate, mortgage investments or other investments whether similar or dissimilar to those made by the Company or from acting as manager to any other person or entity having investment policies whether similar or dissimilar to those of the Company. However, before the Asset Manager, the officers or directors of the Asset Manager or any persons controlled by the Asset Manager or its officers and directors may take advantage of an opportunity for their own account or present or recommend it to others (except as set forth in Section 16(b)), they are obligated to present an investment opportunity to the Company if (i)

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such opportunity is compatible with the Company's investment objectives and policies, (ii) such opportunity is of a character which could be taken by the Company, and (iii) the Company has the financial resources to take advantage of such opportunity.

                  (b) (i) If an Affiliated Program with similar investment objectives to those of the Company has funds available for investment at the same time as the Company, and/or an investment is potentially suitable for more than one such Entity, the Asset Manager and its Affiliates shall review the investment portfolio of each such Entity and shall make the decision as to which such Entity will acquire the investment on the basis of such factors as it deems reasonable in light of each Entity's then current situation, including, without limitation, the effect of the acquisition on each such Entity's portfolio and objectives, the amount of funds available and the then length of time such funds have been available for investment, and the cash requirements of each such Entity. If funds should be available to two or more Affiliated Programs to purchase a given investment and the other factors enumerated above have been evaluated and deemed equally applicable to each Entity, then the Asset Manager or its Affiliates will acquire such investment for the Affiliated Programs on a basis of rotation with the initial order of priority determined by the dates of formation of the Entities.

                    (ii) Notwithstanding the foregoing, nothing herein shall be construed to require CentRe Mortgage Capital, L.L.C. ("CentRe") or CreditRe Mortgage Capital, L.L.C. ("CreditRe"), each of which is an Affiliate of the Asset Manager, or any other such Affiliate which is a successor to CentRe or CreditRe or conducts substantially the same business as CentRe or CreditRe, to present any investment opportunity to the Company.

                  16 TAX MATTERS PARTNER; GENERAL PARTNER FOR FEDERAL TAX PURPOSES. The Asset Manager is hereby designated the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code with all the powers given to the Tax Matters Partner in the Trust Agreement.. The Asset Manager shall also be deemed the general partner of the Company for federal tax purposes and by execution of this Agreement consents to such appointments and agrees to be bound by all the obligations set forth in the Trust Agreement with respect to its role as Tax Matters Partner and general partner for tax purposes. Pursuant to the Trust Agreement, the Asset Manager agrees to maintain ownership of at least ten
(10) Shares of the Company during the term of this Agreement.

                  17 TERM; TERMINATION OF AGREEMENT. This Agreement shall continue in force for a period of one year from the date hereof and thereafter it may be renewed by the Company from year to year, subject to the approval of a majority of the Board of Trustees. Notice of renewal shall be given in writing by the Company to the Asset Manager not less than 60 days before the expiration of this Agreement or of any extension thereof.

                  Notwithstanding any other provision to the contrary, this Agreement shall be terminable (i) with or without Cause by the Asset Manager at any time; or (ii) for Cause by a majority of the Independent Trustees at any time, each without penalty, and each upon 60 days' prior written notice prior to the non-terminating party.

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                  In the event of the termination of this Agreement, the Asset
Manager will cooperate with the Company and take all reasonable steps requested to assist the Board of Trustees in making an orderly transition of the management function.

                  18 RESTRICTIONS ON COMPANY'S RIGHT TO DISSOLVE. The Company shall not dissolve and liquidate except upon a recommendation of the Asset Manager and the Majority Vote of the Shareholders. The vote of the holders of 66_% of the Company's then outstanding Shares shall be required to approve a dissolution and liquidation of the Company that is not recommended by the Asset Manager and the Majority Vote of Shareholders shall be required to approve a liquidation of the Company recommended by the Asset Manager. The restrictions on the Company's right to dissolve and liquidate set forth in this Section 19 shall terminate if (i) the Asset Manager terminates this Agreement or (ii) the Company terminates the Asset Manager for Cause; provided, however, that if the Asset Manager contests such termination, the restrictions in this Section 19 shall not terminate until such time as there is a final adjudication by a court of law that the Asset Manager was properly terminated for Cause.

                  19 AMENDMENTS. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein.

                  20 ASSIGNMENT. This Agreement may not be assigned by the Asset Manager without the written consent of the Company, except to an Affiliate of the Asset Manager. Any assignee of the Asset Manager shall be bound hereunder to the same extent as the Asset Manager. This Agreement shall not be assigned by the Company without the written consent of the Asset Manager, except to a corporation, association, trust or other organization which is a successor to the Company. Such successor shall be bound hereunder to the same extent as the Company. Notwithstanding anything to the contrary contained herein, the economic rights of the Asset Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Asset Manager without the consent of the Company.

                  21 ACTION UPON TERMINATION. From and after the effective date of termination of this Agreement, pursuant to Section 18 hereof, the Asset Manager shall not be entitled to compensation for further service rendered hereunder but shall be paid all compensation and reimbursed for all expenses accrued through the date of termination. The Asset Manager shall forthwith upon such termination:

                  (i) pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

                  (ii) deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Company; and

                  (iii) deliver to the Company all property and documents of the Company then in the custody of the Asset Manager.

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                  22 INCORPORATION OF THE TRUST AGREEMENT. To the extent the
Trust Agreement imposes obligations or restrictions on the Asset Manager or grants the Asset Manager certain rights which are not set forth in this Agreement, the Asset Manager shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Asset Manager with the same force and effect as if they were set forth herein.

                  23 STANDARD OF CARE. (a) The Asset Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of the Asset Manager. Neither the Asset Manager nor its directors, officers, partners, members, and employees shall be liable to the Company, the Shareholders, the Trustees or to any successor or assignee of the Company, except by reason of acts constituting bad faith, gross negligence or reckless disregard of their duties. This shall in no way affect the standard for indemnification but shall only constitute a standard of liability. The duties to be performed by the Asset Manager pursuant to this Agreement may be performed by it or by officers, directors or by Affiliates of the foregoing under the direction of the Asset Manager or delegated to unaffiliated third parties under its direction.

                  (b) The Asset Manager shall look solely to the assets of the Company for satisfaction of all claims against the Company, and in no event shall any Shareholder or Trustee of the Company have any personal liability for the obligations of the Company under this Agreement.

                  24 INDEMNIFICATION OF ASSET MANAGER. (a) The Company shall indemnify the Asset Manager and its Affiliates for any loss arising out of any of their acts or omissions in connection with this Agreement; provided that (i) the Board of Trustees must have determined, in good faith, that such course of conduct was in the best interests of the Company and did not constitute negligence or misconduct by the Asset Manager or its Affiliates; (ii) such conduct was within the scope of authority of the Asset Manager; and (iii) any such indemnification shall be recoverable only from the assets of the Company and not from the assets of the Shareholders or the Trustees. Notwithstanding the foregoing, the Asset Manager or its Affiliates shall not be indemnified for any liability, loss or damage incurred by the Asset Manager or its Affiliates in connection with any claim or settlement involving allegations that federal or state securities laws were violated by the Asset Manager or its Affiliates unless: (a) the Asset Manager or its Affiliates seeking indemnification are successful in defending such action on the merits of each count involving securities law violations; or (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (c) a court of competent jurisdiction approves a settlement of the claims against the Asset Manager or its Affiliates seeking indemnification involving securities law violations and finds that indemnification of the settlement and related costs should be made; or (d) indemnification is specifically approved by a court of competent jurisdiction in each such case.

                  25 NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice by hand or

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by certified mail, return receipt requested, postage pre-paid, at the following addresses of the parties hereto:

                  COMPANY:

                  Charter Municipal Mortgage Acceptance Company
                  625 Madison Avenue
                  New York, New York  10022

                  Attention:  Stuart J. Boesky
                              Managing Trustee

                  with a copy to:

                  Mark Schonberger, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  75 East 55th Street
                  New York, New York  10022

                  ASSET MANAGER:

                  Related Charter, LP
                  625 Madison Avenue
                  New York, New York  10022

                  Attention:  President

                  with a copy to:

                  Michael Orbison, Esq.
                  625 Madison Avenue
                  New York, New York  10022

                  Either party may at any time change its address for the purpose of this Section 26 by like notice.

                  26 HEADINGS. The section headings herein have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

                  27 GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect.


                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed as of the day and year first above written.


                              CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY



                              By:/s/ Stuart J. Boesky
                                 --------------------
                                 Stuart J. Boesky
                                 Managing Trustee



                              RELATED CHARTER, LP

                              By:      Related Charter LLC, its general partner


                                       By: /s/ Alan P. Hirmes
                                           ------------------
                                           Alan P. Hirmes
                                           Member